Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of the Olin Corporation of our report, dated June 25, 2010, on the audit of the Olin Corporation Contributing Employee Ownership Plan as of December 31, 2009, and for the year then ended, which appears in the 2010 annual report on Form 11-K.

/s/ AMPER, POLITZINER & MATTIA, LLP

Bridgewater, New Jersey
August 22, 2011